EXHIBIT 12

                           FINOVA CAPITAL CORPORATION
                 COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
                                   As Restated
                             (Dollars in Thousands)


                                                  Year Ended December 31,
                                    ----------------------------------------------------
                                      1998       1997       1996       1995      1994
                                      ----       ----       ----       ----      ----
Income from continuing operations
  before income taxes               $266,297   $224,191   $188,288   $153,883   $125,706

Add fixed charges:
  Interest expense                   478,177    414,650    365,603    337,188    210,256
  One-third of rent expense            3,854      2,789      2,368      2,084      2,053
                                    --------   --------   --------   --------   --------

Total fixed charges                  482,031    417,439    367,971    339,272    212,309
                                    --------   --------   --------   --------   --------

Income as adjusted                  $748,328   $641,630   $556,259   $493,155   $338,015
                                    --------   --------   --------   --------   --------

Ratio of income to fixed charges        1.55       1.54       1.51       1.45       1.59
                                    ========   ========   ========   ========   ========